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                                                                    Exhibit 10.6


                   TAX BENEFIT AND INDEMNIFICATION AGREEMENT

         TAX BENEFIT AND INDEMNIFICATION AGREEMENT (this "Agreement") is entered into as of March 31, 1998, by and between AIRONET WIRELESS COMMUNICATIONS, INC. ("Aironet"), a Delaware corporation, and TELXON CORPORATION ("Telxon"), a Delaware corporation.

                                   BACKGROUND

         WHEREAS, Telxon is the common parent of an affiliated group of corporations (the "Telxon Group"), which includes Aironet and its subsidiaries (the "Aironet Group"), within the meaning of Sections 1502 and 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, the Telxon Group files consolidated federal income tax returns as permitted by Section 1501 of the Code and files returns filed with local and state taxing authorities ("Consolidated Returns"), pursuant to which Telxon and one or more other members of the Telxon Group pay Taxes (defined herein) on a consolidated basis ("Consolidated Taxes");

         WHEREAS, simultaneously with the execution of this Agreement, Aironet is selling shares of its common stock to investors in a private sale (such sale is referred to herein as the "Offering"), as the result of which Telxon will own less than 80% of the issued and outstanding capital stock of Aironet, and, thereafter, the Aironet Group will no longer be members of the Telxon Group; and

         WHEREAS, Telxon and Aironet desire to allocate Taxes and related benefits and liabilities between them for all periods of time prior to and ending at the Offering ("Pre-Offering Tax Period").

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally and equitably bound, agree as follows.

         1. CERTAIN DEFINITIONS. In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth in this Section 1:

         1.1 "Consolidated Group" or "consolidated group" means an affiliated group of corporations filing Consolidated Returns, as defined in Treasury Regulation Section 1.1502-1 (h).

         1.2 "Proceeding" means any audit or other examination or judicial or administrative proceeding relating to liability for or refunds or adjustments with respect to Taxes.

         1.3 "Refund" means any net operating loss, casualty loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, deductions and credits related to alternative minimum taxes or any other loss, deduction, credit or tax attribute which reduce Taxes.

         1.4 "Tax(es)" means all taxes, levies or other like assessments, charges or fees, including,

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without limitation, any income, excise, real or personal property, gains, sales, use, license, real estate or personal property transfer, net worth, stock transfer, payroll, ad valorem and other governmental taxes and any withholding obligation imposed by or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and any interest (whether paid or received), penalties or additions to tax attributable thereto.

         1.5 "Taxing Authorities" means any governmental authority which imposes or is responsible for the imposition or collection of a Tax.

         2. EFFECTIVE DATE. This Agreement shall take effect automatically upon consummation of the Offering.

         3.  RECORDS RETENTION, RETURNS, AND PAYMENT OF TAXES.

         3.1 The Aironet Group hereby irrevocably designates Telxon as its agent and attorney-in-fact to take any and all actions necessary or incidental to the preparation of Consolidated Returns and the filing of such Consolidated Returns, to make claims for Refunds, to respond to audits, and to take any action specified in Treasury Regulation Section 1.1502-77(a) and any other action related to Taxes of the Telxon Group relating to the Pre-Offering Tax Period.

         3.2 Aironet will timely furnish Telxon with any and all information reasonably requested by Telxon in order to carry out the terms of this Agreement and, within ten (10) days of receipt thereof, copies of all correspondence and notices received from the Internal Revenue Service or any other Taxing Authority relating to the Pre-Offering Tax Period.

         3.3 Aironet will not, nor will it cause or permit any member of the Aironet Group to, make or change any tax election, change any accounting method, amend any tax return or take any tax position on any tax return, take any other action, omit to take any action or enter into any transaction that results in any changes to any Taxes or any Refund of the Telxon Group or any member thereof, in respect of any Pre-Offering Tax Period, without first obtaining the written consent of an authorized representative of Telxon.

         3.4 Telxon and Aironet shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Proceeding relating to the Pre-Offering Tax Period. Such cooperation shall include, upon the other party's request, the provision of records and information which are reasonably relevant to any such Proceeding, as well as making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

         3.5 Telxon and Aironet agree to retain all books and records with respect to Taxes pertinent to the Telxon Group relating to the Pre-Offering Tax Period, and to abide by all record retention agreements entered into by Telxon with any Taxing Authority, and to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, to allow the other party to take possession of such books and records. All such books and records shall be retained until the expiration of the statute of limitations, or


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extensions thereof, applicable to any Pre-Offering Tax Period Tax or Refund, plus three (3) years.

         4. PRORATIONS. Taxes and Refunds for any partial tax period during the Pre-Offering Tax Period shall be prorated as follows: Taxes based income, whether federal, state, local or foreign, will be prorated on the same basis as that used to prorate United States federal income Tax; all other taxes will be prorated as of the Effective Date. All prorations shall be adjusted as of the end of the relevant full Tax period, and in the event that a party has received a benefit to which it is not entitled as a result of the proration, it shall promptly repay to the other party the amount of the excess benefit.

         5.  PRE-OFFERING TAX PERIOD BENEFITS.

         5.1 Without limiting the generality of Section 5.2, Telxon may elect, and Aironet shall join Telxon's election if necessary, (i) to reattribute to itself any or all Refunds of the Aironet Group pursuant to Treasury Regulations
Section 1.1502-20(g) and, if Telxon makes such election, Aironet shall comply with the requirements of Treasury Regulations Section 1.1502-20(g)(5)) and (ii) to ratably allocate items, other than extraordinary items, of the Aironet Group in accordance with relevant provisions of the Treasury Regulations Section 1.1502-76.

         5.2 The Telxon Group shall be entitled to utilize all Refunds generated by the Telxon Group which relate to the Pre-Offering Tax Period, including those generated by the Aironet Group. In the event that Telxon is not permitted under applicable law, rules and regulations to directly utilize Refunds generated by the Aironet Group which relate to the Pre-Offering Tax Period, Aironet agrees to pay to Telxon the actual tax benefits received by the Aironet Group from such Refunds, if and when such actual tax benefits are realized. Aironet's actual tax benefits shall be considered to equal the excess of (x) the amount of Taxes that would have been payable by the Aironet Group in any tax period in the absence of its utilizing such Refunds over (y) the amount Taxes actually payable by the Aironet Group. Aironet shall promptly pay to Telxon the actual tax benefits realized by the Aironet Group after Aironet files any applicable tax return. If, subsequent to the payment by Aironet to Telxon of any such amount, there shall be a final determination by any Taxing Authority which results in a disallowance or a reduction of the Refund so utilized by the Aironet Group, or a reduction in the amount of the benefit realized by the Aironet Group, Telxon shall promptly repay to Aironet the amount of the excess payment that was made by Aironet to Telxon. Aironet shall utilize all Refunds relating to the Pre-Offering Tax Periods at such times, and either on a carry back or carry forward basis, as Telxon may direct, if at all. Aironet shall provide Telxon with prompt written notice of, and shall fully communicate with Telxon regarding, all events described in this Section 5.2.

         5.3 Any payment ultimately due under any provision of this Agreement from Telxon to Aironet resulting from a so-called "tax timing difference" (i.e., the determination of the appropriate tax period in which, for example, a deduction, loss, credit or income item is to be recognized), which can reasonably be expected to be wholly or partially reversed or otherwise offset by payments flowing back from Aironet to Telxon in a later tax period(s), shall be structured by the parties hereto with a view to minimizing to the greatest extent practicable the aggregate Taxes to be paid by Telxon due to or arising out of such tax timing difference.


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         5.4 With respect to such tax timing differences and as a general prescription but without limitation and subject to the exceptions noted below:
(i) any payment required to be made by Telxon to Aironet that would be a deemed contribution to Aironet's capital account by Telxon under Reg. Section 83-6(d) or otherwise shall be minimized; and (ii) any inter-company deemed dividend arising from a payment required to be made by Aironet to Telxon in a later tax period but arising as a result of such tax timing difference also shall be minimized. In order to minimize Telxon's Taxes in those specific tax timing difference circumstances where a payment is initially due from Telxon to Aironet with the reasonable expectation that all or a portion of the monies paid will later be required to be repaid (offset) by Aironet to Telxon relating to the same tax timing difference ("Pay Back Amount"), the general rule to be followed will be to minimize the amount of money actually or deemed to be transferred and to treat the Pay Back Amount as a deemed loan from Aironet to Telxon, with Telxon paying Aironet only the time value of money ("interest rate") applied to the Pay Back Amount for the period of the deemed loan, i.e., the period beginning with the date Telxon would be required to transfer funds to Aironet relating to the tax timing difference to the date Aironet would be required to transfer such funds back to Telxon due to the same tax timing difference, with the interest rate determined to be Telxon's primary lending bank's so-called prime rate as at the date Telxon would first be required, due to the tax timing difference, to transfer the Pay Back Amount to Aironet. Any payment required to be made hereunder shall be due and payable only one time per year on a date within ninety (90) days after the end of the fiscal year of the party required to make the subject payment.

         5.5 Notwithstanding and as specific exceptions to Sections 5.3 and 5.4
(x) in the event that the parties hereto in good faith mutually determine that for any relevant tax period the Pay Back Amount exceeds Two Hundred Fifty Thousand Dollars ($250,000), Aironet may, at its option, notify and require Telxon, and upon such notification Telxon agrees, to disregard the Pay Back Amount convention and transfer all funds then owed by Telxon to Aironet arising out of or otherwise due to a tax timing difference; provided that (y) Telxon shall not be liable to Aironet hereunder for any single Tax, tax timing difference item or other payment amount due hereunder ("tax item") in an amount less than Ten Thousand Dollars ($10,000) unless and until the amount of such tax items for any one tax period when aggregated exceeds One Hundred Thousand Dollars ($100,000) ("tax item ceiling"), and in that case, the total of tax timing difference items that exceed the tax item ceiling for any one tax period shall be subject to the terms and conditions of this Agreement.

         6.  INDEMNIFICATION FOR TAXES AND RELATED EXPENSES.

         6.1 Subject to Section 6.2, Telxon shall pay, defend, indemnify and hold the Aironet Group and its officers and directors harmless against all liabilities for all (i) Telxon Group Taxes paid or payable for any year or partial year during the Pre-Offering Tax Period, regardless of when or how determined, (ii) all costs and reasonable expenses incurred by Aironet in connection with or as a result of any Proceeding related to such Telxon Group Taxes and (iii) further Taxes due by Aironet as a result of payments made by Telxon under this Section 6.1.

         6.2 Telxon shall not be liable to Aironet for any special, indirect, incidental or consequential damages. No payment shall be due from Telxon to Aironet under Section 5.1 unless Aironet has then made all payments and performed all of its other obligations required under this


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Agreement, and Telxon was given full control to contest, settle or compromise such liability.

         7.  GENERAL PROVISIONS.

         7.1 Neither this Agreement nor any right or obligation hereunder may be assigned or delegated by Aironet to a direct competitor of Telxon (a "Competitor"), and any such assignment or delegation shall be void and of no effect. The merger, consolidation, asset sale, change of control, or any other reorganization of Aironet with or into a Competitor, or of a Competitor with or into Aironet, shall be deemed an assignment under this Section 7.1. Subject to the foregoing, this Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to give any person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

         7.2 The provisions of this Agreement shall remain in full force until the longer of (i) all periods of limitation, including any extensions or waiver periods, for all Pre-Offering Tax Periods of Telxon and Aironet have expired or
(ii) such time as Telxon may no longer make any claims with respect to Taxes or Refunds for the Pre-Offering Tax Period, and Aironet shall not agree to any extensions or waivers of any such period without Telxon's prior written consent.

         7.3 Any notices, payments or other communications required by this Agreement shall be made to the attention of the Chief Executive Officer and the Chief Financial Officer of the recipient at its principal offices.

         7.4 This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regards to conflict of laws principles.

         7.5 This Agreement (a) constitutes the entire agreement and supersedes all prior agreement and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies.

         7.6 The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part thereof or affect in any way the meaning or interpretation of this Agreement.

         7.7 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For evidentiary purposes, a faxed executed counterpart shall be deemed to be an original.


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                         AIRONET WIRELESS COMMUNICATIONS, INC.
                         For and on behalf of itself and all of its subsidiaries

                         By: /s/ Roger J. Murphy
                             -----------------------------------------
                                 Roger J. Murphy,
                                 President and Chief Executive Officer


                         TELXON CORPORATION
                         For an on behalf of itself and all of its subsidiaries other than the Aironet Group

                         By: /s/ Kenneth W. Haver
                             -----------------------------------------
                                 Kenneth W. Haver, Senior Vice President and
                                 Chief Financial Officer


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